Exhibit 21.1

List of Subsidiaries

Name Jurisdiction

Phototron, Inc. - California
SG Technologies Corp – Nevada
GrowLife Productions, Inc. – California
Business Bloom Inc. - California
GrowLife Hydroponics, Inc. - Delaware
Soja, Inc. - California
Rocky Mountain Hydroponics, LLC – Delaware
Evergreen Garden Center, LLC - Delaware